Exhibit 10.13

2011 Management Incentive Plan (MIP)
Effective Date: 01/01/2011	Supersedes: 2010 Policies	Policy Number: HR.01.11	Issuer: Human Resources	Page: 1 of 3

SCOPE

1.00	This policy applies to regular full-time employees of Forum that have been approved to participate in the MIP by the Chief Executive Officer and Vice President Human Resources.

PURPOSE

2.00	The purpose of the MIP is to incentivize and reward key employees that have a significant impact on Forum obtaining its overall performance goals.

POLICY

Eligibility

3.00	Employees eligible to participate in the MIP include key management and sales personnel and other key employees that have been proposed by Division management and approved by the FET Chief Executive Officer and Vice President Human Resources.

3.01	Participant must be a full-time regular employee at the time of the bonus payment to be eligible to receive the bonus payout. An eligible employee who completes the MIP period and is terminated due to a reduction in force or retires in accordance with FET policy before the MIP bonus payment will be eligible to receive the bonus subject to the normal review and approval process.

3.02	Employees participating in the MIP may not participate in any other annual incentive bonus plans at Forum. Exceptions can be approved by the Chief Executive Officer.

3.03	Employees that become eligible for the MIP during the calendar year will be eligible to participate on a prorated basis,

3.04	If the MIP Target percent or salary rate for an employee changes during the calendar year due to promotion or demotion, the MIP target level and the salary used to calculate the MIP will be adjusted for the remainder of the MIP period and calendar year starting on the next payroll cycle following the change.

2011 Management Incentive Plan (MIP)
Effective Date: 01/01/2011	Supersedes: 2010 Policies	Policy Number: HR.01.11	Issuer: Human Resources	Page: 2 of 3

Measurement Criteria

3.05	For 2011, there will be different areas of financial measures utilized for executive officers, other FET employees and for employees at the Division level. The measurement criteria are set forth on the attached Schedule A

3.06	The EPS and Operating Income targets are derived from the approved 2011 Financial Plan and are specified in Schedule B.

3.07	The employee’s target bonus level will be established based on the employee’s position, job responsibilities and discretion of management.

3.08	If the company achieves 100% of plan for a financial measure, then the target bonus will be paid.

3.09	If actual performance is 125% of plan target or more, an Over-Achievement (OA) level will be awarded and the participant will receive a bonus award at 200% of the target bonus. If actual performance is greater than 100% but less than 125% of the plan target, the bonus award will be prorated appropriately between 100% and 200% of the target bonus.

3.10	If actual performance is below 75% of plan no bonus will be earned or awarded. For actual performance between 75% and 100% of plan, the bonus payout will be prorated appropriately between 0% and 100% of the target bonus.

3.11

Participation in the plan will be for the calendar year January through December 2011. YTD base wages for the 2011 year will be used to calculate the bonus award. The MIP will be measured and paid annually. The earned bonus will be paid in the first quarter of the following year, but no later than March 15th.

3.12	Target Operating Income and EPS includes MIP expense at the planned level as recorded in the 2011 Plan approved by the Board of Directors. Achievement of minimum or maximum payout levels will include the expected level of MIP expense in Operating Income and EPS. Certain special, non-recurring gains and losses will be excluded from actual results, as approved by the CEO, e.g. gain or loss on sale of an asset or operation.

2011 Management Incentive Plan (MIP)
Effective Date: 01/01/2011	Supersedes: 2010 Policies	Policy Number: HR.01.11	Issuer: Human Resources	Page: 3 of 3

3.13	In the case of any acquisitions closed during the calendar year, annual MIP targets will be adjusted to include Operating Income and EPS amounts based on estimates for the calendar year presented to the Board of Directors in approving the acquisition. Actual performance will include Operating Income and EPS amounts pro forma from the beginning of the calendar year for the acquisition. Transaction expenses to complete the acquisition will not be included.

COMPLIANCE

4.00	Notwithstanding any provisions in the MIP to the contrary, any portion of the payments and benefits provided under the MIP, as well as any other payments and benefits which the Employee receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

RESPONSIBILITY

5.00	It is the responsibility of the executive management team and the Human Resources department to administer this policy. It is the responsibility of the controller and CFO to review and approve the bonus information for accuracy.

Schedule A

2011 Management Incentive Plan

The 2011 plan will consist of two forms of financial measures at three operational levels of the organization. The incentive period is for the calendar year.

Levels:

•

Corporate– measured on Operating Income for the FET Corporate Plan. This measure will comprise 100% of the formula at the Corporate level. Executive Officers will have 33.3% measured on pre-tax Earnings Per Share (EPS) and the balance on FET Operating Income.

•

Division/Product Group- measured on Operating Income by Product Groups: Drilling, Subsea, Allied Technologies, and Global Flow Technologies. This measure will comprise 50% of the formula for participants at the Product Group level and the balance on FET Operating Income.

Performance

•	For Operating Income achievement of 100% of Plan targets will produce an award at the target level bonus. For EPS achievement of 2011 target objective will produce an award at target level bonus.

•	An Entry Level (EL) bonus award will be achieved for performance at greater than 75% of plan. The EL award will be prorated for results between 75% and 100%. The EL award is 0 at 75%.

•	An Overachievement (OA) bonus award will be achieved for performance at 125% of plan. The OA award is 200% of the target bonus. The award will be prorated for results between 100% and 125%.

There are approximately 285 participants in the 2011 MIP. There are an additional 58 employees that participate in a sales incentive plan within the organization.

	SCHEDULE B 2011 MIP Plan Targets

	2011 Entry Level (EL) 75%	2011 Plan Target 100%	2011 Over- Achievement (OA) 125%
Forum Energy Technologies
Operating Income	$84,075	$112,100	$140,125
Earnings Per Share (pre-tax)	$41	$54	$68

Drilling & Subsea
Consolidated (Operating Income)	$56,027	$74,703	$93,379
Drilling (Operating Income)	$42,392	$56,523	$70,654
Subsea (Operating Income)	$13,635	$18,180	$22,725

Production & Infrastructure
Consolidated (Operating Income)	$37,703	$50,270	$62,838
Production Equipment (Operating Income)	$10,421	$13,894	$17,368
Valves (Operating Income)	$14,430	$19,240	$24,050
Pipeline Equipment (Operating Income)	$1,452	$1,936	$2,420
Completion Products (Operating Income)	$11,400	$15,200	$19,000

	SCHEDULE B Forum Energy Technologies 2011 MIP Performance Measure Allocation

			Drilling & Subsea			Production & Infrastructure
	FET		Consolidated	Drilling	Subsea	Consolidated	Production Equipment	Valves	Completion Products	Pipeline Equipment
	Operating Income	Earnings Per Share	Operating Income			Operating Income
FET Corporate	66.7%	33.3%

Drilling & Subsea President	37.5%	12.5%	50%

Drilling Operations	50%			50%

Subsea Operations	50%				50%

Production & Infrastructure President	37.5%	12.5%				50%

Production Equipment	50%						50%

Valves	50%							50%

Completions Products	50%								50%

Pipeline Equipment	50%									50%